Exhibit (a)(5)(ii)

Media Contact: Lucy Bannon | (972) 419-6272 | lbannon@highlandcapital.com

NexPoint Capital, Inc. Announces Tender Offer for Common Stock

DALLAS, December 28, 2020 – NexPoint Capital, Inc. (the “Company”), a non-traded publicly registered business development company sponsored and managed by NexPoint Advisors, L.P., today announced the expiration and final results for its tender offer (the “Tender Offer”) for up to 2.5% of its outstanding common stock (“Shares”) at a price of $6.16 per Share (an amount approved by the Company’s board of directors on December 24, 2020), plus any unpaid dividends accrued through the expiration date of the Tender Offer. The Fund’s Tender Offer expired on December 21, 2020 at 4:00 p.m. Eastern Time. 77,524 shares of the Company were tendered for repurchase in the Tender Offer.

Any questions regarding the Tender Offer can be directed to the Company’s Tender Agent, DST Systems, Inc., at (844) 485-9167. The Company’s current offering price for its Shares, as well as other information, including information about management and the healthcare-focused investment strategy, are available at nexpointcapital.com. The information on or accessible through nexpointcapital.com is not incorporated by reference herein.

About NexPoint Capital, Inc.

NexPoint Capital, Inc. is a non-traded, publicly registered business development company sponsored and managed by NexPoint Advisors, L.P.

About NexPoint Advisors, L.P.

NexPoint Advisors, L.P. (“NexPoint Advisors”) is an SEC-registered adviser on the NexPoint alternative investment platform (“NexPoint”). NexPoint Advisors serves as the adviser to a suite of funds and investment vehicles, including a closed-end fund, interval fund, business development company (“BDC”), and various real estate vehicles. For more information visit www.nexpointgroup.com.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of NexPoint Advisors, L.P.’s sponsored investment products, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. NexPoint Advisors, L.P. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. Neither the Company, nor the Company’s Board of Directors, nor NexPoint Advisors, L.P., makes any recommendation as to whether to tender or not to tender any Shares in the Tender Offer. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission.

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For Information on the Tender Offer:

Financial Advisors: (855) 498-1580

Shareholders: (844) 485-9167

NexPoint Media Relations: (972) 419-6272